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CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SEATTLE GENETICS, INC.

    The undersigned hereby certifies that:

    1.  He is the duly elected and acting Chief Executive Officer of Seattle Genetics, Inc., a Delaware corporation.

    2.  The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 15, 1997.

    3.  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Section 4(d)(i)(B)(2) of this corporation's Certificate of Incorporation to read in its entirety as follows:

    "(2) Up to 4,400,000 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation,"

    4.  The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

    Executed at Kirkland, Washington, November, 21, 2000.

/s/ H. PERRY FELL H. Perry Fell, Chief Executive Officer

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SEATTLE GENETICS, INC.